March 16, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014 (March 11, 2014)

ARMORED AUTOGROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	333-180736	27-3620112
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

44 Old Ridgebury Road, Suite 300, Danbury, Connecticut 06810

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 205-2900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 17, 2014, Armored AutoGroup Inc. (“AAG”), in conjunction with its sole shareholder, Armored AutoGroup Parent Inc. (“Parent”), and AAG IDQ Acquisition Corporation, Parent’s direct wholly-owned subsidiary (“AcquisitionCo”) acquired 100% of the common stock of IDQ Acquisition Corp. (“IDQ”), pursuant to a Stock Purchase Agreement, dated as of March 17, 2014 (the “SPA”), by and among AAG, AcquisitionCo, IDQ, the former stockholders of IDQ and, solely in its capacity as the stockholder representative thereunder, KI-IDQ 2012 Holdings, LLC, and a Contribution Agreement, dated as of March 17, 2014, by and among Parent and the former stockholders of IDQ (the “Acquisition”).  Pursuant to the SPA, AAG paid to IDQ’s former stockholders approximately $10 million in cash for a minority ownership position in the common stock of IDQ.  AAG also paid approximately $1.2 million in transaction fees and closing costs.

Following the Acquisition, both AAG’s and IDQ’s existing capital structures will remain in place.  AAG’s minority investment in IDQ did not result in IDQ becoming an obligor of AAG’s existing 9.25% senior notes due 2018 or any of AAG’s existing credit facilities and AAG did not become an obligor of IDQ’s debt instruments.  All required steps to complete the acquisition, including amending the Change of Control definition in IDQ’s existing notes, have been completed.

In connection with the Acquisition, Parent, AAG, IDQ and IDQ’s subsidiaries entered into a Shared Services and Supply Agreement, dated as of March 17, 2014 (the “Shared Services Agreement”), pursuant to which certain products and services to be agreed upon by the parties from time to time will be provided on an arm’s-length basis by one party to another. A copy of the Shared Services Agreement is filed as exhibit 10.1 to this Current Report on Form 8-K.  The foregoing summary of the Shared Services Agreement does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Shared Services Agreement, a copy of which is included as an exhibit to this report and is incorporated by reference herein.

In addition, on March 11, 2014, the Company entered into an amendment of the credit agreement governing our senior secured credit facility (the “Credit Facility”) revising a defined term, Consolidated EBITDA.  Consolidated EBITDA is used in the calculation of certain financial condition covenants under the Credit Facility.  The revision to the definition of Consolidated EBITDA excludes from Consolidated EBITDA fees and expenses incurred for the Company’s investment in IDQ Acquisition Corp., the Company’s implementation of the Shared Services Agreement with IDQ Acquisition Corp. and the Company’s pursuit of cost savings, expense reductions and other operating improvements and synergies related to IDQ Acquisition Corp.

Item 5.02.  Election of Directors; Apointment of Certain Officers; Compensatory Arrangements of Certain Officers

Arrangements of Certain Officers

In connection with the Acquisition, David Lundstedt, who served as Chairman and Chief Executive Officer of AAG since its separation from Clorox in 2010, has been named Chairman of the combined business.  Michael Klein, formerly Chief Executive Officer of IDQ, has been named Chief Executive Officer effective March 24, 2014. Guy Andrysick, Executive Vice President and Chief Operating Officer of AAG, has been appointed Executive Vice President of Global Sales & Marketing effective March 24, 2014. Gerard Rooney, formerly Chief Financial Officer of IDQ, will serve as Executive Vice President of Operations and head the mutual integration efforts effective March 24, 2014. Andrew Bolt, Executive Vice President and Chief Financial Officer of AAG, will be Executive Vice President and CFO of the combined business.  The background information for Mr. Klein and Mr. Rooney is set forth below.

Michael Klein

Michael Klein, age 56, was appointed as a member of our Board of Directors upon consummation of the Acquisition and will be our Chief Executive Officer effective March 24, 2014.  Prior to that, Mr. Klein was President and Chief Executive Officer of IDQ Holdings, Inc.  Mr. Klein joined IDQ Holdings, Inc. in 2007 and led its merger with EF Products and the subsequent facility move to Garland, Texas. Mr. Klein formerly served as Chief Executive Officer of Murray’s Discount Auto Stores, a 100+ store chain based out of Belleville, Michigan and now part of O’Reilly Auto Parts. Mr. Klein worked for Murray’s Discount Auto Stores from 1978 to early 2005 in various capacities, including Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President and Chairman of the Board. Prior to joining Murray’s Discount Auto Stores, Mr. Klein was a Certified Public Accountant and Certified Financial Planner with the Michigan accounting firm of Gordon & Company. Mr. Klein graduated (with High Distinction) in 1979 from Wayne State University in Detroit and holds a B.S. in Business Administration.

In connection with the appointment of Mr. Klein as Chief Executive Officer of AAG effective March 24, 2014, Parent and Mr. Klein entered into an employment agreement on March 17, 2014.  Pursuant to the Shared Services Agreement, AAG will be responsible for a portion of the compensation, severance and benefits costs (attributable to AAG as determined by Parent) associated with Mr. Klein’s employment agreement with Parent.  Mr. Klein was also appointed as a director.

Mr. Klein’s employment agreement provides for an initial term of one year following the Acquisition, with automatic one day extensions such that the remaining term is always not less than one year.  Pursuant to the employment agreement, so long as Mr. Klein continues to serve as our Chief Executive Officer, he will receive $650,000 in annual base salary, subject to any increases in base salary as may be determined from time to time in the sole discretion of the Compensation Committee of our Board of Directors. In addition, Mr. Klein shall be eligible to receive an annual bonus award with the target amount of such bonus equal to 100% of his base salary, subject to the achievement of specified performance targets.  Mr. Klein is also eligible to participate in our health, life and disability insurance, and retirement and fringe employee benefit plans on the same basis as those benefits are generally made available to our other employees.

In connection with the IDQ Acquisition, in his capacity as a former stockholder of IDQ, Michael Klein received consideration equal to (i) approximately $2.4 million in cash, (ii) 803,731 shares of Parent’s common stock and (iii) 188 shares of Parent’s Series A Preferred Stock.

Mr. Klein is the sole member of Las Colinas Investments, LLC, which is entitled to receive $125,280 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the consulting agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $360,000 following April 1, 2014.  Pursuant to the Shared Services Agreement, AAG will be responsible for a portion of the costs and expenses (attributable to AAG as determined by Parent) associated with such consulting agreement.

Gerard Rooney

Gerard Rooney, age 53, was appointed as Executive Vice President, Operations effective March 24, 2014.  Prior to that, Mr. Rooney was Chief Financial Officer of IDQ Holdings, Inc., which he joined in March 2002 as Chief Financial Officer.  Mr. Rooney served as President of Interdynamics, Inc. before the merger of IDQ with EF Products in 2007 and was instrumental in IDQ’s growth and development of key strategic initiatives. Prior to joining IDQ, Mr. Rooney was a Divisional Chief Financial Officer at Pennzoil-Quaker State Corporation, where, in addition to his duties as Chief Financial Officer, he also managed the integration of Medo Industries following its acquisition by Pennzoil-Quaker State. Prior to Pennzoil-Quaker State, Mr. Rooney was an investment fund controller at Stratum Group LP, a New York based financial services firm, was Financial Controller at Lotepro Corporation, a subsidiary of the German-based Linde AG, served in several senior financial positions with Amerada Hess Corporation, and was an auditor at KPMG Peat Marwick. Mr. Rooney is a Certified Public Accountant and holds his B.B.A. in Accounting from Pace University.

Mr. Rooney entered into an employment agreement with IDQ Acquisition Corp. on May 10, 2010.  Pursuant to the Shared Services Agreement, AAG will be responsible for a portion of the compensation, severance and benefits costs (attributable to AAG as determined by Parent) associated with Mr. Rooney’s employment agreement.

Mr. Rooney’s employment agreement provides for an initial term of one year, with automatic one day extensions such that the remaining term is always not less than one year.  Pursuant to the employment agreement, so long as Mr. Rooney continues to serve as our Vice President of Operations, he will receive an annual base salary, currently $303,400, subject to any increases in base salary as may be determined from time to time in the sole discretion of the Compensation Committee of our Board of Directors. In addition, Mr. Rooney shall be eligible to receive an annual bonus award with the target amount of such bonus equal to 50% of his base salary, subject to the achievement of specified performance targets.  Mr. Rooney is also entitled to certain other benefits under his existing employment agreement.

In connection with the IDQ Acquisition, in his capacity as a former stockholder of IDQ, Gerard Rooney received consideration equal to (i) approximately $1.7 million in cash, (ii) 551,077 shares of Parent’s common stock and (iii) 129 shares of Parent’s Series A Preferred Stock.

Mr. Rooney is the sole member of Windy Hill Investments LLC, which is entitled to receive $83,250 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $240,000 following April 1, 2014.  Pursuant to the Shared Services Agreement, AAG will be responsible for a portion of the costs and expenses (attributable to AAG as determined by Parent) associated with such consulting agreement.

Election of Directors

In connection with the Acquisition, Christian P. Michalik was appointed as our director.  The background information for Mr. Michalik is set forth below.

Christian P. Michalik

Christian Michalik, age 45, was appointed as a Director upon the consummation of the Acquisition.  Mr. Michalik is a Managing Director of Kinderhook Industries and served as a director of IDQ Holdings Inc. prior to the Acquisition.  From 1999 through 2003, Mr. Michalik was a partner at Soros Private Equity Partners, a multi-billion dollar leveraged buyout fund sponsored by George Soros.  From 1996 to 1999, Mr. Michalik was an investment manager with Capital Resource Partners, a middle market growth mezzanine investment firm based in Boston, MA.  Prior to Capital Resource Partners, Mr. Michalik was an associate at Colony Capital, a real estate investment firm in Los Angeles.  Mr. Michalik began his career as an M&A analyst at Salomon Brothers, Inc.  Mr. Michalik graduated from Yale University and received his MBA with Distinction from Harvard Business School.  Mr. Michalik serves on the Board of Directors of Wellcare Group, Inc., Longevity Alliance.  He is also the Chairman of Clinical Research Advantage, Global Health and E4 Health.  He has relevant investment experience in healthcare services, business services and light manufacturing.  Mr. Michalik was chosen as a Director because of his extensive background in mergers and banking, and his experience serving as director of several other public and private companies.

Item 5.03 Amendments to Articles of Incorporation or Bylaw

In connection with the Acquisition, on March 17, 2014 the board of directors of AAG amended the bylaws to clarify that the maximum number of directors that constitute the full board shall be determined by the board of directors by deleting the second sentence, and amending the first sentence, of the paragraph titled “Number, Election and Term of Office” under Article III of the bylaws of AAG to read as follows:  “The number of directors which shall constitute the board shall be one or more and can be increased by a resolution of the board of directors.”

Item 7.01 Regulation FD Disclosure.

On March 17, 2014, AAG and Parent issued a press release.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.  This information is being furnished under Item 7.01 of this report to comply with Regulation FD.  Such information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of AAG’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Shared Services Agreement dated March 17, 2014 (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request).
99.1	Press Release dated March 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMORED AUTOGROUP, INC.

Date: March 17, 2014	By:	/s/ Frank Judge
		Name:	Frank Judge
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Shared Services Agreement dated March 17, 2014.
99.1	Press Release dated March 17, 2014.